Exhibit 99.1

Contact:

Joseph P. O’Connell
Senior Vice President, Chief Financial Officer
(800) 343-4039

Astro-Med Reports Earnings per Diluted Share of $0.60 on
 Record Net Sales of $88.3 Million for Fiscal 2015

•	Q4 FY 2015 Net Sales Up 24.5% Year-over-Year to $22.1 Million
•	Astro-Med Opens New Shanghai Technology Center

WEST WARWICK, R.I., March 18, 2015 -- Astro-Med, Inc. (NASDAQ: ALOT), a leading manufacturer of data visualization technology products for the specialty printing and test & measurement markets, today reported financial results for the fiscal 2015 fourth quarter and full year ended January 31, 2015.
“Strong demand throughout our business drove double-digit increases in net sales for the fourth quarter and full year of fiscal 2015,” said Astro-Med President and Chief Executive Officer Gregory A. Woods. “QuickLabel Systems increased approximately 15% and 22% for the quarter and full-year periods, respectively, while our Test & Measurement segment posted corresponding growth of 51% and 46%.”
“In 2015 we also continued to make significant strides in key strategic areas such as new product development, geographic expansion and manufacturing efficiencies,” Woods continued. “Through focused investments in technology, marketing and personnel, we continue to put the pieces in place to generate sustained margin improvement and profitable growth.”
Net sales for the three months ended January 31, 2015 increased 24.5% to $22.1 million from $17.7 million for the same period of fiscal 2014. Net sales for the year ended January 31, 2015 were $88.3 million, an increase of 28.8% from $68.6 million for the prior-year period.
Net income under Generally Accepted Accounting Principles (GAAP) for the fourth quarter of fiscal 2015 was $543,000, or $0.07 per diluted share. GAAP net income for the corresponding period of fiscal 2014 was $1.9 million, or $0.24 per diluted share, which included $1.5 million, or $0.19 per diluted share, from discontinued operations.  Excluding discontinued operations, net income for the fourth quarter of fiscal 2014 would have been $399,000, or $0.05 per diluted share.
On a non-GAAP basis, income from continuing operations was $0.8 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2015 and excludes a $0.1 million charge for the costs associated with the repurchase of the Company’s common stock and a $0.1 million charge related to the write down of the Rockland property, which is currently classified as “held for sale.”  Non-GAAP income from continuing operations for the comparable period of fiscal 2014 was $0.6 million, or $0.08 per diluted share, which excludes a $0.3 million charge related to the retirement of the Company’s former CEO, a $0.2 million legal settlement related to a product recall and $0.1 million for Miltope acquisition expenses.

For fiscal 2015, GAAP net income was $4.7 million, or $0.60 per diluted share. This compares with net income of $3.2 million, or $0.42 per diluted share, for fiscal 2014, which includes $2.0 million, or $0.26 per diluted share, related to discontinued operations.  Excluding discontinued operations, net income for fiscal 2014 would have been $1.2 million, or $0.16 per diluted share.
On a non-GAAP basis, fiscal 2015 income from continuing operations was $5.1 million, or $0.65 per diluted share, and excludes: (1) a $0.2 million charge related to the write down on the disposition of inventory related to the conclusion and settlement of the Grass Transaction Service Agreement; (2) a $0.1 million charge for the costs associated with the repurchase of the Company’s common stock and (3) a $0.1 million charge related to the write down  of the Rockland property, which is currently classified as “held for sale.” Non-GAAP income from continuing operations for fiscal 2014 was $1.9 million, or $0.25 per diluted share, which excludes a $0.3 million charge related to the retirement of the Company’s former CEO, a $0.2 million legal settlement related to a product recall and $0.1 million for Miltope acquisition expenses.
Cash and cash equivalents at January 31, 2015 totaled $23.1 million, compared with $27.1 million at January 31, 2014. In December 2014, the Company repurchased 500,000 shares of its common stock from the Estate of Albert W. Ondis for an aggregate purchase price of $6.2 million.
Recent Highlights:
•
Donghai Airlines Agreement – Advancing its reputation as a premier technology provider for airlines and aircraft around the globe, Astro-Med reached an agreement with China’s Donghai Airlines to produce ruggedized flight deck printers for its fleet of Boeing 737 aircraft.

•
New Shanghai Technology Center – To support its growing customer base in the Asia Pacific region, Astro-Med recently opened its new Shanghai Technology Center, marking the Company’s entry into China. The Technology Center is strategically located in Shanghai’s free trade zone district. To serve customers in Southeast Asia, Astro-Med also has recently opened offices in Malaysia and Singapore.

•
Completion of ERP Upgrade – During the fourth quarter of fiscal 2015, Astro-Med completed the last stage of its Enterprise Resource Planning system to the industry leading Oracle JD Edwards EnterpriseOne platform, which is designed to provide infrastructure support and real-time information across all countries in which the Company does business. The new system went live on March 2, 2015.

Board of Directors Declares Regular Quarterly Dividend
On February 27, 2015, the Directors of Astro-Med, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on April 1, 2015, to shareholders of record March 13, 2015.
Business Outlook
“Astro-Med is well positioned as we move through fiscal 2016 and beyond,” Woods said. “We’re supporting our marketing objectives by adding talented personnel in the Americas, Europe and Asia, and opening new offices in China and Southeast Asia. A commitment to product innovation, operational excellence and global distribution has enabled us to build a leadership position in data visualization technology, and in the coming year we are focused on extending these competitive advantages.”
Q4 Fiscal 2015 Conference Call
The fourth quarter and fiscal year 2015 financial results conference call will be held today, Wednesday, March 18, 2015 at 9:00 a.m. ET. The call can be accessed at Astro-Med, Inc.’s web site, www.Astro-MedInc.com. You can participate in the conference call by dialing 888-539-3638 (U.S. and Canada) or 719-457-2693 (International) with passcode 435183.
Following the live broadcast, an audio webcast of the call will be available at www.Astro-MedInc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 6616267.
About Astro-Med, Inc.
Astro-Med, Inc. is a global leader in data visualization technology that delivers accuracy, efficiency, speed and performance across a range of end markets. The Company’s products include color label printers and consumables sold under the QuickLabel Systems brand, ruggedized printers and networking products for aerospace and defense applications as well as test & measurement products sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com
Forward-Looking Statements
Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measures, non-GAAP income from continuing operations and non-GAAP net income from continuing operations per diluted share. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of changes in the Company's core operating results, and also can help investors who wish to make comparisons between Astro-Med and other companies on both a GAAP and a non-GAAP basis. Astro-Med’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures are also used by the Company’s management to assist with their financial and operating decision-making.

ASTRO-MED, INC.
 Consolidated Statements of Income
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2015	January 31, 2014	January 31, 2015	January 31, 2014
Net Sales	$22,070	$17,734	$88,347	$68,592

Gross Profit	8,601	7,593	$36,977	$26,983
	39.0%	42.8%	41.9%	39.3%
Operating Expenses:
Selling	4,806	4,094	18,289	14,774
Research & Development	1,388	1,455	5,802	5,072
General & Administrative	1,614	1,859	5,655	5,604
	7,808	7,408	29,746	25,450

Operating Income	793	185	7,231	1,533
	3.6%	1.0%	8.2%	2.2%

Other Expense, Net	214	58	299	121

Income from Continuing Operations Before Taxes	579	127	6,932	1,412

Income Tax Provision (Benefit) for Continuing Operations	36	(272)	2,270	175

Income from Continuing Operations	543	399	4,662	1,237

Income from Discontinued Operations, net of taxes	-	1,458	-	1,975

Net Income	$543	$1,857	$4,662	$3,212

Earnings Per Share – Basic:
Income from Continuing Operations	$0.07	$0.05	$0.61	$0.17
Income from Discontinued Operations	-	$0.20	-	$0.26
Net Income	$0.07	$0.25	$0.61	$0.43

Earnings Per Share – Diluted:
Income from Continuing Operations	$0.07	$0.05	$0.60	$0.16
Income from Discontinued Operations	-	$0.19	-	$0.26
Net Income	$0.07	$0.24	$0.60	$0.42

Weighted Average Number of Common Shares - Basic	7,419	7,532	7,612	7,470
Weighted Average Number of Common Shares - Diluted	7,643	7,816	7,834	7,697

Dividends Declared Per Common Share	$0.07	$0.07	$0.28	$0.28

Selected Consolidated Balance Sheet Data
In Thousands
(Unaudited)

	As of January 31, 2015	As of January 31, 2014
Cash & Marketable Securities	$23,132	$27,107
Current Assets	$61,918	$65,034
Total Assets	$74,330	$77,964
Current Liabilities	$9,569	$9,892
Shareholders’ Equity	$63,511	$66,614

Reconciliation of Non-GAAP Adjustments
Income from Continuing Operations
Dollars In Thousands
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2015	January 31, 2014	January 31, 2015	January 31, 2014

GAAP based results

Income from Continuing Operations	$543	$399	$4,662	$1,237

Non-GAAP adjustments (net of taxes):

Write-down of TSA Inventory	-	-	168	-

Share buyback costs	68	-	68	-

Write-down of Asset Held for Sale	147	-	147	-

Product Replacement Costs	-	(231)	-	205

Retirement Package for Executive	-	359	-	359

Acquisition Related Expenses	-	59	-	59
Non-GAAP Income from Continuing Operations	$758	$586	$5,045	$1,860

GAAP based results:
EPS-Diluted	$0.07	$0.05	$0.60	$0.16

Write-down of TSA Inventory	-	-	0.02	-

Share buyback costs	0.01	-	0.01	-

Write-down of Asset Held for Sale	0.02	-	0.02	-

Product Replacement Costs	-	(0.03)	-	0.03

Retirement Package for Executive	-	0.05	-	0.05

Acquisition Related Expenses	-	0.01	-	0.01
Non-GAAP Income from Continuing Operations	$0.10	$0.08	$0.65	$0.25

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